Exhibit 99.1

For further information, contact:

Jeff Palmer	Tom Hayes
Investor Relations	Corporate Communications
408-222-8373	408-222-2815
jpalmer@marvell.com	tom@marvell.com

Marvell Technology Updates Outlook for Fiscal Second Quarter

Revenue Guidance Raised to $600 to $630 Million

Anticipates GAAP Net Income

Santa Clara, California (June 22, 2009) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in storage, communications and consumer silicon solutions, today updated its financial outlook for its second quarter of fiscal 2010, ending August 1, 2009.

Marvell currently projects net revenues for the second quarter of fiscal 2010 to increase to a range of $600 million to $630 million, an increase of 15 to 21 percent sequentially from net revenue of $521 million reported for the immediately preceding quarter ended May 2, 2009. The increase in projected revenues is due to broad improvement in demand within multiple end-markets. Marvell currently anticipates generating GAAP net income as a result of improved revenue levels.

The outlook for revenue in the second quarter of fiscal 2010 was previously projected to be in a range of $540 million to $580 million, or an increase of 4 to 11 percent sequentially from the first fiscal quarter of 2010, ended May 2, 2009.

“The improved revenue projection for the current quarter reflects the strength of Marvell’s products. We are optimistic in our near-term outlook based on the improved order rate we have experienced so far in our second quarter, which we believe generally signals some strengthening in our customers’ expectations for their businesses,” said Dr. Sehat Sutardja, Marvell Chairman, President and Chief Executive Officer. “Even with the recent pick-up in demand for our products, we encourage everyone to remain cautious of the demand environment for the next few quarters in light of what the industry has experienced in the past nine months.”

Fiscal Second Quarter Conference Call

Marvell plans to hold its regularly scheduled earnings conference call on August 27, 2009 at 1:45 p.m. PDT to discuss financial results for the second quarter of fiscal 2010. Interested parties may dial-in to the conference call at 1-800-510-9661, pass-code 55940109. The call will be webcast by ThomsonReuters and can be accessed at Marvell’s website under the Investor Events section of the Investor Relations page at http://www.marvell.com/investors/events.jsp. Replay on the Internet will be available following the call until September 24, 2009.

About Marvell

Marvell Technology Group Ltd. (NASDAQ: MRVL) is a leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries. For more information visit www.marvell.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning the Company’s projections with respect to net revenue and GAAP net income for the second quarter ending August 1, 2009; future demand for the Company’s products; and the Company’s overall outlook for sales of its products during future periods. Actual events or results may differ materially from those described in this document. These statements are not guarantees of results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the Company’s reliance on major customers and suppliers; the Company’s ability to attract and retain customers; market acceptance of new products; economic and political conditions in the U.S. and abroad; the Company’s ability to continue to reduce operating expenses; and other risks detailed in Marvell’s SEC filings. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended May 2, 2009, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell and the M logo are registered trademarks of Marvell and/ or its affiliates.

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